Code of Ethics

The Firm1 places the highest value on ethical business practices and has adopted the following code of ethics (“Code”) that establishes the standard of business conduct that all employees must follow. In accordance with our high ethical standards and in order to assist the Firm in meeting its obligations as an investment adviser, the Firm’s Code incorporates the following general principles:

§	Act in the best interests of clients.
§

Conduct Firm business and personal securities transactions in a manner consistent with the Code, which includes avoiding any actual or potential conflicts of interest and any abuse of an employee’s position of trust and responsibility.

§	Avoid taking any inappropriate advantage of one’s position at the Firm.
§	Maintain confidentiality of information concerning the Firm’s investment recommendations and client holdings and transactions.
§	Provide full, fair, accurate, timely, and understandable disclosure in reports required by auditors, regulators, or government bodies.

The Firm believes that these general principles not only help the Firm fulfill its obligations undertaken as an investment adviser, but also protect the Firm’s reputation and instill in its employees the Firm’s commitment to honesty, integrity, and professionalism. Employees should understand that these general principles apply to all conduct, whether or not the conduct is also covered by more specific standards or procedures set forth or described below.

Persons Covered by the Code of Ethics

The Code applies to all employees of the Firm. For purposes of the Code, all employees are supervised persons (“Supervised Persons”). Supervised Persons also include partners, officers, or directors (or other persons occupying a similar status or performing similar functions) of the Firm; any other person who provides investment advice on behalf of the Firm and is subject to the Firm’s supervision and control; and any other person or group of persons notified of such status by the Chief Compliance Officer.

Each Supervised Person is required to provide a written acknowledgement of receipt of the Code and of each subsequent amendment to the Code.

Certain provisions of the Code apply only to the Firm’s access persons (“Access Persons”). The Firm’s Access Persons include Supervised Persons who have access to non-public information regarding any

1 For the purposes of this Code, “Firm” refers to all entities within the D. E. Shaw group that perform investment advisory or related services. For the avoidance of doubt, “Firm” excludes D. E. Shaw India Software Private Limited, which has its own code of ethics.

purchases or sales of securities on behalf of a client, who are involved in making securities recommendations to clients, or who have access to recommendations that are non-public. Supervised Persons should presume that they are Access Persons unless they receive written notification from the Firm that they are not Access Persons.

Compliance with Applicable Securities Laws

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described below, the Code requires all Supervised Persons to comply with applicable U.S. federal securities laws. These laws include, without limitation, the Securities Act of 1933; the Securities Exchange Act of 1934; the Investment Advisers Act of 1940; the Bank Secrecy Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as they apply to private investment funds and investment advisers; and any rules adopted by the Securities and Exchange Commission or the U.S. Department of the Treasury under these statutes. The Code also requires all employees to comply with the applicable securities laws of any other countries in which they are conducting Firm business.

Personal Trading Policy

Access Persons must be familiar with and adhere to the Firm’s Personal Securities and Commodities Transactions policy through which the Firm monitors and imposes restrictions on personal securities transactions and holdings. Access Persons must disclose securities information upon joining the Firm and as soon as possible after opening or becoming affiliated with a new personal (or related) account. The Firm reviews transactions and holdings to ensure compliance with the Firm’s policies.

In addition, Access Persons may not participate in initial public offerings and, as outlined in the Firm’s Private Securities Transactions policy, must obtain appropriate authorization prior to participating in private placements and other private securities transactions.

October 2010

Outside Business Activities

Any Supervised Person’s directorships, employment, or other business activity outside the Firm may result in possible conflicts of interest for the employee or for the Firm and may therefore require approval by the employee’s supervisor and the Chief Compliance Officer. In accordance with the Firm’s Outside Business Activities policy, written approval must be obtained by applicable employees prior to undertaking certain activities, so that a determination may be made whether the activities interfere with any of the employee’s or Firm’s responsibilities and so that any conflicts of interest may be addressed.

Family Connections

Under the Firm’s Family Connections policy, employees must disclose certain family and/or close personal relationships that may give rise to conflicts of interest, so that the Firm may identify and address any potential concerns.

Gifts and Entertainment

Employees must also comply with the Firm’s Gifts and Entertainment policy and obtain appropriate approvals so that the Firm may ensure that any potential conflicts of interest are avoided.

Confidentiality

The Firm generates, maintains, and possesses non-public information that must be held strictly confidential by employees. This information includes, without limitation, offering memoranda, investor and client lists, information about investors and clients generally, investment positions, research analyses and trading strategies, investment performance, internal communications, legal advice, and computer access codes, as well as all “Confidential Information” and “Confidential Applicability Information,” as such terms are defined in an employee’s employment agreement. Employees may not use any confidential or proprietary information for their own benefit or for the benefit of any party other than the Firm. In addition, employees may not disclose confidential or proprietary information to anyone outside the Firm, except in connection with the business of the Firm in a manner consistent with the Firm’s policies and interests or as required by applicable law, regulation, or legal process after notice to the Chief Compliance Officer. Failure to maintain the confidentiality of this information may have serious detrimental consequences for the Firm, its clients, and the employee who breached the confidence. Please note that these confidentiality obligations are in addition to those outlined in each employee’s employment agreement and do not modify or amend the terms of the employment agreement. Employees should consult their employment agreements to ensure they are abiding by the agreements’ terms.

Reporting Violations of the Code of Ethics

Employees must report any violation or suspected violation of the Code promptly to the Chief Compliance Officer. Employees may report violations and suspected violations anonymously. All reports will be investigated promptly and appropriately. The Firm will attempt to treat all reports as confidentially as is feasible under the circumstances, but the duty to investigate may make it impossible to maintain absolute confidentiality under all circumstances. The Firm will not retaliate against any employee who reports suspected violations in good faith. The Chief Compliance Officer will keep records of any violation of the Code and of any action taken as a result of the violation.

Sanctions for Violations of the Code of Ethics

Any violation of any provision of the Code may result in disciplinary action. The relevant supervisor, in consultation with the Chief Compliance Officer, will determine the appropriate disciplinary action on a case-by-case basis. Disciplinary action may include, among other sanctions, a letter of reprimand, disgorgement, suspension, demotion, or termination of employment.

Administration of the Code of Ethics

The Chief Compliance Officer will receive and review all reports submitted pursuant to the Code, including personal and related transaction reports of Access Persons, to ensure transactions are consistent with the policies set forth in the Personal Securities and Commodities Transactions policy and do not otherwise indicate any improper activities. The Chief Compliance Officer also will ensure that all books and records relating to the Code are properly maintained as required by applicable securities laws.

Please contact the Chief Compliance Officer with any questions relating to this Code.

October 2010